WELLS
FARGO
Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334
ANNUAL STATEMENT OF COMPLIANCE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of September 1, 2013, by and among CITIGROUP COMMERCIAL MORTGAGE SECURITIES
INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer,
MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as
Special Servicer, SITUS HOLDINGS, LLC as Operating Advisor, CITIBANK, N.A., as Certificate
Administrator and U.S. BANK NATIONAL ASSOCIATION, as Trustee, with respect to
Commercial Mortgage Pass-Through Certificates, Series 2013-GC15 (the "Agreement").
Capitalized terms used herein not otherwise defined shall have the meanings assigned in the
Agreement.
Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:
1.
A review of the activities of the Servicer during the period from January 1, 2014 through December 31, 2014 (the "Reporting Period"), and of its performance per the
Agreement during such period has been made under my supervision, and
2.
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout Reporting
Period.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.
/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank
Wells Fargo Bank, N.A.
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